Exhibit 4.4

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Brookfield Asset Management Ltd. (the “Company”)
Brookfield Place

250 Vesey Street, 15th Floor

New York, New York

10281-0221

United States

Item 2	Date of Material Change

February 3, 2026

Item 3	News Release

A news release with respect to the material change was disseminated by the Company on February 4, 2026 through the facilities of GlobeNewswire. A copy of the news release was subsequently filed on the System for Electronic Data Analysis and Retrieval + (“SEDAR+”) under the Company’s profile at www.sedarplus.ca.

Item 4	Summary of Material Change

On February 3, 2026, Connor Teskey was appointed by the Board of Directors (the “Board”) of the Company to serve as the Company’s Chief Executive Officer, effective February 3, 2026.

Item 5.1	Full Description of Material Change

On February 3, 2026, Connor Teskey was appointed by the Board of the Company to serve as the Company’s Chief Executive Officer effective February 3, 2026.

Mr. Flatt will continue in his role as Chair of the Board of the Company, in addition to his role as Chief Executive Officer of Brookfield Corporation.

As part of this transition, on February 3, 2026, (i) Bruce Flatt resigned as the Chief Executive Officer of the Company and (ii) Connor Teskey’s title has been changed to Chief Executive Officer from President of the Company, each effective February 3, 2026.

Item 5.2	Disclosure for Restructuring Transaction

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

For further information, please contact Jason Fooks, Managing Director, Investor Relations, at (212) 417-2442.

Item 9	Date of Report

February 4, 2026